10375 Richmond Ave., Suite 700EXHIBIT 99.1

Houston, TX  77042www.stabilisenergy.com

P: 832-456-6500

FOR IMMEDIATE RELEASE

SLNG to Begin Trading on OTC and Cease Trading on Nasdaq on 10/3/19;
Stabilis Energy Seeks Listing on Other Stock Exchange;
Investor Call Scheduled on 10/2/19 at 10:00 am Eastern Time

HOUSTON, TX (October 2, 2019) – Stabilis Energy, Inc.’s (Nasdaq: SLNG) (“Stabilis”) common shares will begin trading on the OTC market under the symbol SLNG as of October 3, 2019.  This move follows The Nasdaq Stock Market LLC’s (“Nasdaq”) decision to suspend trading of SLNG on that same date due to failure to meet certain initial listing requirements.  Quotes can be found at www.otcmarkets.com.

Stabilis believes that it currently meets the applicable listing requirements on other stock exchanges and has already initiated the process for listing its common shares on another exchange.  Stabilis believes that it could be approved to be listed on another exchange as early as October 2019.  However, such approval is not automatic and cannot be assured.

“The Stabilis growth strategy remains as strong as ever.  We currently are executing on projects that will bring new small-scale LNG production and distribution assets to the North American market, including significant opportunities in Mexico,” commented Jim Reddinger, President and Chief Executive Officer of Stabilis.  “Stabilis is a high-quality public company that currently meets the listing standards for multiple stock exchanges.  We are confident that SLNG will soon be listed on an exchange that supports the Company’s trading and liquidity needs.”

Nasdaq notified Stabilis on October 1, 2019 that it will suspend Stabilis’ shares from trading on that exchange as of October 3, 2019 due to failure to meet certain initial listing requirements relating to its recently completed business combination with American Electric Technologies, Inc. (“AETI”). Stabilis appealed Nasdaq’s decision based on the fact that the Company currently meets all of Nasdaq’s initial and continuing listing requirements that were in effect when its transaction with AETI was completed on July 26, 2019.  The Company has also taken steps to comply with new Nasdaq listing requirements that were enacted after the AETI transaction was completed, including filing a resale registration statement on Form S-1 with the Securities and Exchange Commission.  Despite these actions to bring the Company into full compliance, the Nasdaq

Hearings Panel chose to proceed with the trading suspension.  Nasdaq will complete the delisting process after applicable appeal periods have lapsed.

A call to discuss the listing changes described above will be held on Wednesday, October 2, 2019 at 10:00 a.m. eastern time (9:00 a.m. central).  Individuals in the United States and Canada who wish to participate in the conference call should dial +1 844-369-8770.  International callers should dial +1 862-298-0840.

A replay of the call will be available until October 7, 2019.  Individuals in the United States and Canada who wish to listen to the replay should dial +1 877-481-4010; passcode 53859.  International callers should dial +1 919-882-2331; passcode 53859.

A replay of the call also will be available on the Stabilis website (www.stabilisenergy.com).

About Stabilis Energy

Stabilis Energy, Inc. is a vertically integrated provider of distributed liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America.  We have safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during our 15-year operating history, which we believe makes us one of the largest and most experienced small-scale LNG providers in North America.  We provide LNG to customers in diverse end markets, including the industrial, energy, mining, utility, pipeline, commercial, and high horsepower transportation markets. Our customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions.  Our customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or are curtailed.  To learn more, visit www.stabilisenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ materially from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “anticipate”, “can”,

“believes,” “expects,” “could,” “could be,” “will,” “will be,” “plan,” “may,” “should,” “predicts,” “potential” and similar expressions are intended to identify such forward-looking statements.

Such forward-looking statements relate to future events or future performance, but reflect the parties’ current beliefs, based on information currently available. Most of these factors are outside the parties’ control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, compliance with environmental and other regulations, the availability and cost of capital, unexpected costs, and general economic conditions.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors are contained in the definitive proxy statement filed by Stabilis Energy with the SEC on June 13, 2019. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters and attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Contact:

Andrew Puhala

Chief Financial Officer

832-456-6500

ir@stabilisenergy.com

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